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                                                                      EXHIBIT 11




              [BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]





                                  May 11, 2001


AIM Funds Group
11 Greenway Plaza
Suite 100
Houston, TX 77046

                  RE:  Shares of AIM Balanced Fund

Ladies and Gentlemen:

                  We have acted as counsel to AIM Funds Group, a Delaware business trust (the "Company"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") among the Company, on behalf of its series portfolio, AIM Balanced Fund ("Balanced Fund"), AIM Advisor Funds, a Delaware business trust ("AAF"), on behalf of its series portfolio, AIM Advisor Flex Fund ("Flex Fund") and A I M Advisors, Inc., a Delaware corporation.

                  The Plan provides for the reorganization of Flex Fund with and into Balanced Fund (the "Reorganization"). Pursuant to the Plan, all of the assets of Flex Fund will be transferred to Balanced Fund. Balanced Fund will assume all of the liabilities of Flex Fund and the Company will issue Class A shares of Balanced Fund to Flex Fund's Class A shareholders, Class B shares of Balanced Fund to Flex Fund's Class B shareholders and Class C shares of Balanced Fund to Flex Fund's Class C shareholders. The value of each Flex Fund shareholder's account with Balanced Fund after the Reorganization will be the same as the value of such shareholder's account with Flex Fund prior to the Reorganization.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Class A, Class B and Class C shares of Balanced Fund to be issued to the Flex Fund shareholders pursuant to the Plan (the "Balanced Fund Shares") will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the Balanced Fund Shares, when issued by the Company to the shareholders of Flex Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

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                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware.

                  We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.



                                Very truly yours,

                                /s/ Ballard Spahr Andrews & Ingersoll, LLP








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